Exhibit 99.2 Press Release For Immediate Release

Beazer Homes Announces Final Merger Consideration
For Crossmann Shareholders Electing All Beazer Stock

ATLANTA, GA, April 22, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced the final consideration to be paid to the stockholders of Crossmann Communities, Inc. who elected to receive consideration in all Beazer common stock in connection with the merger of Crossmann into a wholly-owned subsidiary of Beazer, which closed on April 17, 2002.

Crossmann stockholders who elected to receive consideration in all Beazer common stock will receive a combination of $15.90 in cash and 0.3760 shares of Beazer common stock in exchange for each share of Crossmann common stock owned by them. Beazer had previously announced a preliminary allocation to such Crossmann stockholders of $15.47 in cash and 0.3815 shares of Beazer common stock. Beazer had noted that these amounts were subject to recalculation if any shareholders making all-cash or all-stock elections failed to properly deliver certificates representing their shares of Crossmann common stock.

The period for returning share certificates expired on April 18, 2002, and, due to forfeited elections, the consideration to be paid to Crossmann shareholders electing all stock was recalculated. No change was made as a result of forfeited elections to either the base merger consideration or the consideration to be paid to Crossmann stockholders electing all-cash consideration.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in Beazer's Annual Report for the year ended September 30, 2001.